Exhibit 10.5

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is hereby made and entered into by and among Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company (“Eagle International”), its parent, Eagle Bulk Shipping Inc., a Marshall Islands corporation (the “Company”), and Adir Katzav (“Executive,” and together with the Company and Eagle International, the “Parties”).

WHEREAS, Executive currently serves as Chief Financial Officer and Secretary of the Company; and Vice President, Secretary, and Chief Financial Officer of Eagle Shipping LLC;

WHEREAS, Executive wishes to resign his employment and all positions that he holds or has ever held with Eagle International, the Company, Eagle Shipping LLC, Eagle Bulk Europe GmbH, Eagle Bulk Pte. Ltd, and all of their respective direct and indirect subsidiaries and affiliates (the “Separation”) effective as of the Separation Date (as defined below); and

WHEREAS, the Parties desire to enter into this Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Separation.

NOW, THEREFORE, in consideration of the mutual covenants, commitments, and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1.     Resignation; Notice Period.

(a)     Effective as of September 30, 2016 (the “Separation Date”), Executive hereby resigns from all positions (as an employee, officer, or otherwise) he holds or has ever held with Eagle International, the Company, Eagle Shipping LLC, Eagle Bulk Europe GmbH, Eagle Bulk Pte. Ltd, or any of their respective direct or indirect subsidiaries or affiliates (collectively, the “Eagle Companies”).

(b)     The period commencing on the date Executive receives this Agreement and terminating on Separation Date shall be the “Notice Period.” The Company reserves the right, in its sole discretion, to waive the Notice Period by advancing the Separation Date to an earlier date selected by the Company. During any portion of the Notice Period not waived by the Company, Executive shall remain an employee of the Company, and will perform such duties and responsibilities as the Chief Executive Officer so directs. During the Notice Period, unless otherwise directed by the Chief Executive Officer, Executive shall not (i) discuss the separation of his employment with any employees or business relations of the Eagle Companies, including any banks, vendors, transfer agents, investors, or other business relations, (ii) report to the office, or (iii) engage in any business on behalf of the Eagle Companies. Notwithstanding the foregoing, to the extent so directed by the Chief Executive Officer, during the Notice Period Executive agrees to (A) continue to perform his duties as Chief Financial Officer, (B) transition his knowledge, responsibilities, and duties to other employees of the Eagle Companies, and (C) perform other or different duties as the Company deems appropriate.

(c)     As promptly as possible following the date Executive receives this Agreement and no later than the Separation Date, Executive shall provide Eagle International with a list of the contact information for all banks, vendors, transfer agents, and other business relations utilized by Executive on behalf of the Eagle Companies. Such list shall include all relevant details for such banks, vendors, transfer agents, and other business relations, including any applicable points of contract, phone numbers, account numbers, email addresses, websites, login information, and passwords used by Executive on behalf of the Eagle Companies.

2.     Payments And Separation Benefits.

(a)     Final Pay. On the next regular payroll date following the Separation Date, Executive will receive a lump sum payment of all unpaid salary accrued through the Separation Date, and all accrued unused vacation pay, in each case minus applicable withholdings and deductions (the “Final Pay”).

(b)     Expense Reimbursement. Upon Executive’s submission of adequate documentary evidence reasonably satisfactory to Eagle International, Executive shall receive reimbursement for all reasonable and necessary out-of pocket expenses properly incurred in the performance of his duties on behalf of Eagle International, subject to, and consistent with, Eagle International’s policies for expense payment and reimbursement. The Company will pay the cost of the Executive’s legal fees incurred in connection with the negotiation and execution of this Agreement, up to a cap of five thousand dollars ($5,000), after the Post-Employment Release Effective Date (as defined in Exhibit A) upon Executive’s submission of reasonable supporting documentation to the Company.

(c)     Separation Benefits.

(i)     Subject to the Post-Employment Release attached as Exhibit A (the “Post-Employment Release”) being signed no sooner than October 1, 2016, and becoming effective and binding on the Post-Employment Release Effective Date, and in exchange for the promises, covenants, releases, and waivers set forth in this Agreement, Executive will be entitled to receive the following separation benefits.

(A)     The Company shall provide Executive with severance pay in the total amount of four hundred thousand dollars ($400,000), minus applicable withholdings and deductions. Such severance pay amount shall be payable over a period of twelve (12) months in equal bi-monthly installments corresponding to the Company’s regularly scheduled payroll dates, beginning no later than the Company’s second regularly scheduled payroll date following the date that is thirty (30) days following the date of this Agreement, subject to the earlier occurrence of the Post-Employment Release Effective Date.

(B)     To the extent Executive timely elects COBRA continuation coverage, the Company shall pay for the cost of Executive’s applicable premium for such coverage for the twelve (12) months period following the Post-Employment Release Effective Date.

(C)     To the extent permitted under its policy, the Company shall continue Executive’s ArmadaCare coverage and shall pay for the cost of Executive’s applicable premium for such coverage for twelve (12) months period following the Post-Employment Release Effective Date.

(D)     In consideration for the cancellation of any and all equity rights or awards that Executive holds, other than Executive’s direct free and clear holding of the Company common stock or warrants not subject to vesting requirements, as of the Separation Date, including, without limitation, any unvested restricted shares, any unexercised stock options, and any unexercised warrants, including, without limitation, under the Company’s 2014 Equity Incentive Plan and the Company’s prepackaged reorganization plan, the Company shall provide Executive with a payment equal to thirty three thousand dollars ($33,000) (which represents the value, at a price of $8 per share, of Executive’s 4,125 unvested restricted stock award shares that would otherwise have vested in equal installments on October 15, 2016, October 15, 2017, and October 15, 2018), minus applicable withholdings and deductions. Such additional payment shall be payable in a cash lump sum no later than the Company’s second regularly scheduled payroll date following the date that is thirty (30) days following the date of this Agreement, subject to the earlier occurrence of the Post-Employment Release Effective Date. As necessary, the Company will assist Executive in filing or amending any Form 4 that may be required as a result of the foregoing.

(E)     The payments provided to Executive pursuant to Section 2(c)(i)(A), Section 2(c)(i)(B), Section 2(c)(i)(C), and Section 2(c)(i)(D) do not represent any admission or concession by the Eagle Companies that such payments are owed to Executive under any agreement or otherwise. Executive acknowledges and agrees that if the Post-Employment Release becomes effective and binding on the Post-Employment Release Effective Date in accordance with its terms, then (X) the Company’s obligations under Section 2(c)(i)(A), Section 2(c)(i)(B), Section 2(c)(i)(C), and Section 2(c)(i)(D) will be in full force and effect, (Y) Eagle International’s obligation under Section 2(c)(ii) shall be null and void and of no force or effect, and (Z) the remainder of the Agreement (other than Section 2(c)(ii)) shall remain fully binding, enforceable, and irrevocable.

(ii)     In the event that the Parties execute this Agreement, but the Post-Employment Release does not become effective and binding on the Post-Employment Release Effective Date in accordance with its terms (either because (A) Executive fails to timely execute the Post-Employment Release within the Post-Employment Release Review Period (as defined in the Post-Employment Release) or (B) Executive timely executes the Post-Employment Release but then timely revokes the Post-Employment Release in accordance with its terms), then Executive acknowledges and agrees that (X) the Company’s obligations under Section 2(c)(i)(A), Section 2(c)(i)(B), Section 2(c)(i)(C), and Section 2(c)(i)(D) shall be null and void, (Y) Eagle International instead shall pay Executive a lump sum amount equal to $25,000 (minus applicable withholdings and deductions) within ten (10) business days after the expiration of the Post-Employment Release Review Period; and (Z) the remainder of this Agreement (other than Section 2(c)(i)(A), Section 2(c)(i)(B), Section 2(c)(i)(C), and Section 2(c)(i)(D)) shall remain in full force and effect.

3.     General Release.

(a)     Executive hereby voluntarily, knowingly, and willingly releases and forever discharges each and all of the Eagle Companies; each and all of the Eagle Companies’ respective predecessors, successors, assigns, affiliates, and direct and indirect equityholders (collectively, with the Eagle Companies, the “Eagle Entities”); each and all of the Eagle Entities’ respective past, present, and future affiliates, direct and indirect equityholders, officers, directors, managers, partners, principals, members, employees, attorneys, agents, insurers, divisions, and representatives (collectively, with the Eagle Entities, the “Eagle Parties”); and each and all of the Eagle Parties’ respective past, current, and future heirs, executors, administrators, and all other persons and entities claiming by, through, or under any of the foregoing (collectively, with the Eagle Parties, the “Eagle Releasees”), from and against any and all charges, complaints, claims, promises, agreements, controversies, liabilities, or causes of action whatsoever (collectively, “Claims”) that Executive or any of his past, present, or future successors, assigns, affiliates, attorneys, agents, insurers, representatives, heirs, executors, administrators, or any other persons or entities claiming by, through, or under any of the foregoing (collectively, with Executive, the “Executive Releasors”) ever had, now have, or hereafter can, shall, or may have against any of the Eagle Releasees by reason of any matter, cause, or thing whatsoever arising on or prior to the Effective Date (as defined below) (and through the Post-Employment Release Effective Date if and only if the Post-Employment Release becomes effective and binding on the Post-Employment Release Effective Date in accordance with its terms), whether such Claims are known to the Executive Releasors or unknown to them, whether they are vested or contingent, whether they are suspected or unsuspected, and whether they are apparent, concealed, or hidden, arising from the beginning of the world through the Effective Date (and through the Post-Employment Release Effective Date if and only if the Post-Employment Release becomes effective and binding on the Post-Employment Release Effective Date in accordance with its terms) based on any matter or thing, including, without limitation, Executive’s employment with, or termination from, Eagle International; his other service to, or any type and/or kind of other relationship whatsoever with, any of the Eagle Entities, or the termination of such service or relationship; including, without limitation, any Claims arising under federal, state, foreign, or local laws or ordinances pertaining to employment, including but not limited to (i) any and all Claims arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Vietnam Era Veterans Readjustment Act of 1974; the Immigration Reform and Control Act of 1986; the Labor Management Relations Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Equal Pay Act; the Rehabilitation Act of 1973; the Uniformed Services Employment and Reemployment Rights Act; the Worker Adjustment and Retraining Notification Act; the New York State WARN Act; the Sarbanes-Oxley Act of 2002; the Dodd-Frank Act; the Internal Revenue Code of 1986; Article 15 of the Executive Law of the State of New York (Human Rights Law); the New York City Human Rights Law; the New York Labor Law; the New York Earned Sick Time Act; the New York Wage Theft Protection Act; the Connecticut Family and Medical Leave Act; the Connecticut Fair Employment Practices Act; Connecticut's whistleblower law; Connecticut's free speech law; Connecticut's minimum wage and wage payment laws; the anti-retaliation provision of Connecticut's workers' compensation statute; and all applicable amendments to each of the foregoing acts and laws; (ii) any and all Claims under any other federal, state, foreign, or local labor laws, wage and hour laws, or employee relations and/or fair employment practices laws (except the Age Discrimination in Employment Act of 1967 (“ADEA”) or the Older Workers Benefit Protection Act (“OWBPA”), which are addressed separately in the Post-Employment Release); (iii) any and all Claims under any public policy, including any whistleblower laws or protections; (iv) any and all tort or quasi-contractual Claims, including but not limited to any Claims for misrepresentation, defamation, tortious interference with contract, restitution, promissory estoppel, conversion, replevin, invasion of privacy, prima facie tort, defamation, libel, slander, or quantum meruit; (v) any and all Claims for compensation, wages, commissions, bonuses, royalties, stock options, deferred compensation, equity, other monetary or equitable relief, vacation, personal or sick time, other fringe benefits, attorneys’ fees, or any tangible or intangible property of Executive’s that remains with any of the Eagle Releasees; (v) any and all Claims for harassment, retaliation, or discrimination on the basis of sex, affectional or sexual orientation, gender identity or expression, medical condition, including genetic predisposition or carrier status, atypical hereditary cellular or blood trait, genetic information, race, creed, color, national origin, ancestry, marital status, domestic partner status, familial status, religion, mental or physical disability, perceived disability, AIDS or HIV status, veteran status, or non-work activities; (vi) any and all Claims under any written or oral contract, or explicit or implied agreement, or any modification thereof, including but not limited to all Claims under the Company’s 2014 Equity Incentive Plan, the Company’s prepackaged reorganization plan, or any other incentive, equity, stock, option, or warrant plan, any restricted stock award, equity award, option award, or warrant award agreements, and any policies, agreements, understandings, or promises; and (vii) any and all other Claims that could have been brought by any of the Executive Releasors under any law, equitable theory, public policy, or other source, except that Executive does not waive or release (A) any Claims to enforce the terms of this Agreement, (B) any rights Executive otherwise would have to indemnification (if any) under any applicable bylaw, insurance policy, or law, (C) any Claims under the ADEA or OWBPA (which are addressed separately in the Post-Employment Release), or (D) any Claims that cannot be released under applicable law (collectively (A) through (D) in this clause (ii), the “Executive Excepted Claims”).

(b)     Executive represents and warrants that as of the Effective Date no Executive Releasor has filed a lawsuit against any of the Eagle Releasees in any court. Executive also hereby (i) represents and warrants that no Executive Releasor will initiate or cause to be initiated on its behalf any court proceeding with respect to any Claims other than the Excepted Claims or will participate in any such proceeding, in each case, except as required by law and (ii) agrees to pay all costs (including actual attorneys’ fees and expenses and court costs) incurred by any Eagle Releasee in the event that any Executive Releasor institutes any lawsuit against any Eagle Releasee in breach of this Section 3.

(c)     Notwithstanding the above, and subject to the terms and conditions of the Post-Employment Release (after the Post-Employment Release Effective Date), nothing in this Section 3 shall prevent Executive from (i) filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or any other government agency or participating in any EEOC or other agency investigation; provided that Executive may not receive any relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) as a consequence of either any charge filed with the EEOC or any litigation arising out of an EEOC charge (except, unless and until the Post-Employment Release Effective Date, any charge or litigation pursuing claims solely under the ADEA and/or OWBPA); or (ii) enforcing any of the Executive Excepted Claims or initiating any proceeding in connection with such Executive Excepted Claims.

(d)     Executive acknowledges and agrees that this Section 3 is an essential and material provision of this Agreement and that the Company and Eagle International would not enter into this Agreement but for Executive’s assent to this provision.

4.     Company’s Release.

(a)     Each of the Company and Eagle International hereby voluntarily, knowingly, and willingly releases and forever discharges each and all of Executive and his heirs, administrators, and executors (collectively, the “Executive Releasees”) from and against any and all Claims that any of the Eagle Releasees (other than stockholders of the Company and each and all of their respective past, current, and future heirs, executors, administrators, and all other persons and entities claiming by, through, or under any of the foregoing) (collectively, the “Eagle Releasors”) ever had, now have, or hereafter can, shall, or may have against any of the Executive Releasees by reason of any matter, cause, or thing whatsoever arising prior to the Effective Date (and through the Post-Employment Release Effective Date if and only if the Post-Employment Release becomes effective and binding on the Post-Employment Release Effective Date in accordance with its terms), whether such Claims are known to the Eagle Releasors or unknown to them, whether they are vested or contingent, whether they are suspected or unsuspected, and whether they are apparent, concealed, or hidden, arising from the beginning of the world through the Effective Date (and through the Post-Employment Release Effective Date if and only if the Post-Employment Release becomes effective and binding on the Post-Employment Release Effective Date in accordance with its terms) based on any matter or thing, including, without limitation, including, without limitation, any Claims arising under federal, state, foreign, or local laws or ordinances pertaining to employment, including but not limited to (i) any and all Claims arising under any statute, regulation, or ordinance; (ii) any and all Claims under any public policy; (iii) any and all tort or quasi-contractual Claims, including but not limited to any Claims for misrepresentation, defamation, tortious interference with contract, restitution, promissory estoppel, conversion, replevin, invasion of privacy, prima facie tort, defamation, libel, slander, or quantum meruit; (iv) any and all Claims under any written or oral contract, or explicit or implied agreement, or any modification thereof, including but not limited to all Claims under any restricted stock award or option award agreements, and any policies, agreements, understandings, or promises (except as otherwise explicitly provided herein); and (v) any and all other Claims that could have been brought by any of the Eagle Releasors under any law, equitable theory, public policy, or other source, except that the Company and Eagle International do not waive or release (A) any Claims to enforce the terms of this Agreement, (B) any Claims that cannot be released under applicable law, or (C) any Claims relating to Executive’s fraud or criminal activity (collectively, the “Eagle Excepted Claims”).

(b)     Each of the Company and Eagle International hereby (i) represents and warrants that no Eagle Releasor will initiate or cause to be initiated on its or their behalf any court proceeding or arbitration with respect to any Claims other than the Eagle Excepted Claims or will participate in any such proceeding, in each case, except as required by law; (ii) waives any right any Eagle Releasor may have to any monetary relief arising out of any such action or any proceeding initiated by or conducted before the Equal Employment Opportunity Commission; and (iii) agrees to pay all costs (including actual attorneys’ fees and expenses and court costs) incurred by any Executive Releasee in the event that any Eagle Releasor institutes any legal suit, action or proceeding against any Executive Releasee in breach of this Section 4.

(c)     Notwithstanding the above, nothing in this Section 4 shall prevent the Eagle Releasors from enforcing any of the Eagle Excepted Claims or initiating any proceeding in connection with such Eagle Excepted Claims.

(d)     Each of the Company and Eagle International acknowledges and agrees that this Section 4 is an essential and material provision of this Agreement and that the Executive would not enter into this Agreement but for their assent to this provision.

5.     Confidentiality. Executive acknowledges that as an employee of the Eagle Companies, he was exposed to and had access to considerable Confidential Information (as defined below) of the Eagle Companies. Executive agrees that he will not share, divulge, utilize, or disclose any such Confidential Information, for any reason, on or following the Separation Date. For purposes of this Agreement, “Confidential Information” shall mean any and all nonpublic information related to the following: (a) intellectual property and proprietary rights of any of the Eagle Entities, (b) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture, interfaces, passwords, access information, and related information with respect to computer programs and sites relating to the Eagle Companies, their banks, clients, transfer agents, vendors, and other business relations, (c) business research, studies, procedures and costs, (d) financial and accounting data, (e) distribution methods, (f) marketing data, methods, plans and efforts, (g) the terms of contracts and agreements with customers, contractors, and suppliers, (h) information about actual, contemplated, or potential transactions, (i) the needs and requirements of, and the Eagle Companies’ course of dealing with, actual or prospective customers, contractors and suppliers, (j) personnel information, (k) customer and vendor credit information, and (l) any information received from third parties that is subject to obligations of non-disclosure or non-use. In accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement, any other agreement between Executive and any of the Eagle Companies, or any policy of the Eagle Companies shall prevent Executive from, or expose Executive to criminal or civil liability under federal or state trade secret law for, (i) directly or indirectly sharing any Eagle Company trade secrets or other Confidential Information (except information protected by any Eagle Party’s attorney-client or work product privilege) with an attorney or with any federal, state, or local government agencies, regulators, or officials, for the purpose of investigating or reporting a suspected violation of law, whether in response to a subpoena or otherwise, without notice to the Eagle Companies, or (ii) disclosing any Eagle Company trade secrets in a filing in connection with a complaint or other document filed in a lawsuit or other proceeding, provided that the filing is made under seal. Further, nothing herein shall prevent Executive from (A) responding to a lawful subpoena or legal process (in compliance with Section 15 of this Agreement); (B) sharing this Agreement or other information with Executive's attorney; (C) sharing information about this Agreement with Executive's spouse, accountant, or financial advisor so long as Executive ensures that such parties maintain the strict confidentiality of this Agreement; or (D) apprising any future employer or other person or entity to which Executive provides services of Executive's continuing obligations to the Eagle Companies under this Agreement.

6.     Non-Solicitation. In exchange for the consideration provided to Executive under this Agreement, including but not limited to the severance pay provided under Section 2 hereof, Executive agrees that until the twelve (12) month anniversary after the Separation Date, neither Executive nor any other person, partnership, corporation or other entity acting with Executive’s assistance, encouragement, or support will directly or indirectly, (a) solicit or induce or attempt to solicit or induce any employee, agent, or consultant to terminate or reduce his or her relationship with any of the Eagle Entities, (b) solicit, recruit, hire, or retain any person who is, or within the previous six (6) month period was, an employee, agent, or consultant of any of the Eagle Entities, (c) take any action intended to interfere with or disrupt the relationship, contractual or otherwise, between any of the Eagle Entities, on the one hand, and any customer, supplier, lessor, lessee, broker, or employee, or any other person or entity that has a business relationship with any of the Eagle Entities, on the other hand, or (d) aid, assist, direct, or encourage any other person or entity to do any of the foregoing.

7.     Mutual Non-Disparagement.

(a)     Except as otherwise provided herein, Executive agrees that Executive will not, whether in private or in public, whether directly or indirectly, make, publish, encourage, ratify, or authorize (or assist any other person or entity in making or publishing) any statements that in any way defame, criticize, malign, impugn, or disparage any of the Eagle Releasees. Executive also agrees that he will not publicly comment on or discuss any of the Eagle Releasees with any media source or outlet (whether negatively or otherwise), including but not limited to any reporters, bloggers, websites (including, without limitation, on any social media), weblogs, newspapers, magazines, television stations or productions, radio stations, news organizations, news outlets, or publications, or in any movie, book, or theatrical production, nor will Executive publicize any material related to any of the Eagle Releasees.

(b)     The Company shall instruct its Board of Directors and Officers not to make, cause to be made, publish, ratify or endorse any statements, whether in private or in public, whether directly or indirectly, that in any way defame, criticize, malign, impugn, or disparage the Executive.

(c)     Nothing in this Section 7 shall prevent any truthful statements required by law or regulation, to any regulator, governmental entity, or court of competent jurisdiction, or in any deposition, subpoena, or similar legal testimony.

8.     Executive’s Acknowledgment of Consideration. Executive acknowledges and agrees that (a) other than the consideration set forth in Section 2 above, he has received all salary, benefits, bonuses, incentive payments, equity, options, restricted stock, reimbursements, vacation pay, sick pay, personal day pay, paid time off, and other compensation, benefits, perquisites, or other things of value of any kind (collectively, “Compensation”) due to him in connection with his employment with, service to, other relationship with, and/or separation from the Eagle Entities, (b) the consideration described in Section 2 is in full discharge of any and all Claims, liabilities, and obligations that any of the Eagle Releasees have to Executive, monetarily or otherwise, and (c) except as expressly described in this Agreement, Executive will not receive any Compensation arising out of or related to his employment with, service to, and/or separation from any of the Eagle Entities.

9.     Executive’s Representations. Executive acknowledges that the Company has asked him to share any and all information he may possess regarding the Eagle Companies’ compliance with all governing laws and regulations, including but not limited to their compliance with governing trade regulations, or any lack of compliance therewith. Executive represents and warrants that he has shared all of the information he knows regarding such issues, and that he is not aware of any instances of non-compliance other than what he has shared with the Chief Executive Officer of the Company.

10.     Assistance, Cooperation, Future Litigation. Executive agrees that he will cooperate reasonably, without further compensation, with the Eagle Entities in connection with (a) any existing or future threatened or actual legal action or government investigation involving any of the Eagle Entities, whether regulatory, administrative, civil, or criminal in nature, in which and to the extent any Eagle Entity reasonably requests his cooperation, (b) any business or factual issues regarding the Eagle Entities about which he has relevant information, and (c) the transitioning of Executive’s duties and responsibilities, including with respect to the finalization of financial statements for the third quarter of 2016. Executive’s cooperation hereunder shall be subject to reasonable accommodations to his schedule and will not unduly interfere with his personal or business pursuits. Eagle International will reimburse Executive for his reasonable, pre-approved in writing out of pocket travel-related expenses incurred in connection with such cooperation upon receipt of appropriate documentation of such expenses.

11.     No Admission of Liability. Nothing herein will be deemed or construed to represent an admission by Executive, the Company, Eagle International, or any of the Eagle Parties of any violation of law or other wrongdoing of any kind whatsoever.

12.     Third Party Beneficiaries. The Eagle Releasees are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Eagle Releasees hereunder. Except and to the extent set forth in the previous sentence, this Agreement is not intended for the benefit of any person or entity other than the Parties, and no such other person or entity will be deemed to be a third-party beneficiary hereof.

13.     Notices. All notices, consents, waivers, and other communications required or permitted by this Agreement must be in writing and will be deemed given to a Party when: (a) delivered to the appropriate address by overnight delivery via UPS or FedEx (as confirmed by such overnight carrier) or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, in each case to the following addresses, facsimile numbers, or e-mail addresses and marked to the attention of the Party (by name or title) designated below (or to such other address, facsimile number, or e-mail address as a Party may hereafter designate by written notice to the other Parties):

If to the Company or Eagle International:

Eagle Bulk Shipping Inc.

Eagle Shipping International (USA) LLC

c/o Akin Gump Strauss Hauer & Feld, LLP

One Bryant Park

New York, NY 10036

Attention: Richard Rabin

Telephone: 212-872-1086

Email: rrabin@akingump.com

Facsimile: 212-872-1002

If to Executive:

Adir Katzav

14.     Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws of the State of Connecticut, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of Connecticut. Disputes arising under this Agreement shall be resolved in a court of appropriate jurisdiction in Stamford, Connecticut.

15.     Protection of Confidential Information. Except as otherwise provided herein, but without limiting the obligations set forth in Section 5, Executive agrees that if he receives a subpoena, document request, information request, interrogatory, or any other legal process that will or may require Executive to disclose any Confidential Information, Executive will immediately notify the Company’s Chief Executive Officer of such fact, in writing, and provide a copy of such subpoena, document request, information request, interrogatory, or other legal process, and shall thereafter cooperate with the Company in any lawful response to such subpoena, document request, information request, interrogatory, or legal process as the Company may request.

16.     Entire Agreement/Construction. This Agreement (including the Post-Employment Release) constitutes the complete and entire agreement and understanding of the Parties with respect to the Executive’s employment with, service to, other relationship with, and/or separation from the Eagle Entities, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto. The language used in this Agreement will be deemed to be the language mutually chosen by the Parties to reflect their mutual intent, and no doctrine of strict construction will be applied against any Party. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.

17.     Return of Company Property. Executive represents and warrants that he has returned all property of the Eagle Entities within his possession, accessibility or control, including (without limitation) all keys, credit cards (without further use thereof), Smartphones, cell phones, computers, PDA’s and all other items belonging to the Company, and copies of all Confidential Information belonging to the Eagle Entities.

18.     Severability. If any provision of this Agreement is determined to be unenforceable as a matter of governing law, a reviewing court of appropriate jurisdiction shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the Parties’ original intent (as reflected herein) to the maximum extent possible. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.

19.     Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement. Facsimile, PDF, and other true and accurate copies of this Agreement shall have the same force and effect as originals hereof.

20.     Effective Date. Except as otherwise expressly provided herein, this Agreement will become binding, effective, enforceable, and irrevocable (except as provided in Section 2 hereof) upon the date it is executed by all of the Parties hereto (the “Effective Date”) and will remain effective regardless of whether the Post-Employment Release is executed and/or timely revoked. The Post-Employment Release will become effective, binding and irrevocable on the Post-Employment Release Effective Date.

21.     Successors and Assigns. The Parties’ obligations hereunder will be binding upon their successors and assigns. The Parties’ rights will inure to the benefit of, and be enforceable by, any of the Parties’ respective successors and assigns, and the rights of the Eagle Releasees will inure to the benefit of, and be enforceable by, any of the Eagle Releasees’ respective successors and assigns. The Company or Eagle International may assign all rights and obligations of this Agreement to any successor in interest to the assets of such Party. In the event that the Company or Eagle International is dissolved, all obligations of the Company or Eagle International, as applicable, under this Agreement will be provided for in accordance with applicable law.

22.     Amendments and Waivers. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an agreement in writing duly executed by Executive, on the one hand, and the Chief Executive Officer of the Company, on the other hand. The failure of either Party at any time to require performance by the other Party of any provision hereof shall in no way preclude such Party from requiring performance by such other Party of such provision at any time; shall not be deemed a waiver of any subsequent breach of such provision; and shall not be construed as a waiver of any of the other terms, conditions, or obligations of such other Party hereunder. No waiver by any Party of the breach of any provision hereof shall be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself or of any of the other terms, conditions, or obligations of this Agreement.

23.     Headings. The headings of the Sections and subsections of this Agreement are for purposes of convenience only, and will not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

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IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and General Release effective as of the date it is executed by all of the Parties as set forth below.

EAGLE BULK SHIPPING INC.

By: /s/ Gary Vogel
Name: Gary Vogel
Title: Chief Executive Officer

Date: September 29, 2016

EAGLE SHIPPING INTERNATIONAL (USA) LLC

By: /s/ Gary Vogel
Name: Gary Vogel
Title: Chief Executive Officer

Date: September 29, 2016

EXECUTIVE

/s/ Adir Katzav

Adir Katzav

Date: 9/28/2016

EXHIBIT A

Post-Employment Release

In exchange for the benefits and other consideration provided to Adir Katzav (“Executive”) under the Separation Agreement and General Release among Eagle Bulk Shipping Inc. (the “Company”), Eagle Shipping International (USA) LLC (“Eagle International”), and Executive (the “Agreement”), to which this Post-Employment Release is an Exhibit, and as a precondition to Executive’s receipt of the consideration set forth in Section 2(c)(i)(A), Section 2(c)(i)(B), Section 2(c)(i)(C), and Section 2(c)(i)(D) of the Agreement, Executive hereby agrees as follows. All capitalized terms utilized in this Post-Employment Release but not defined herein shall have the same meanings ascribed to them in the Agreement.

1.     Executive hereby voluntarily, knowingly, and willingly releases and forever discharges each and all of the Eagle Companies; each and all of the Eagle Companies’ respective predecessors, successors, assigns, affiliates, and direct and indirect equityholders (collectively, with the Eagle Companies, the “Eagle Entities”); each and all of the Eagle Entities’ respective past, present, and future affiliates, direct and indirect equityholders, officers, directors, managers, partners, principals, members, employees, attorneys, agents, insurers, divisions, and representatives (collectively, with the Eagle Entities, the “Eagle Parties”); and each and all of the Eagle Parties’ respective past, current, and future heirs, executors, administrators, and all other persons and entities claiming by, through, or under any of the foregoing) (collectively, with the Eagle Parties, the “Eagle Releasees”), from and against any and all charges, complaints, claims, promises, agreements, controversies, liabilities, or causes of action whatsoever (collectively, “Claims”) that Executive or any of his past, present, or future successors, assigns, affiliates, attorneys, agents, insurers, representatives, heirs, executors, administrators, or any other persons or entities claiming by, through, or under any of the foregoing (collectively, with Executive, the “Executive Releasors”) ever had, now have, or hereafter can, shall, or may have against any of the Eagle Releasees by reason of any matter, cause, or thing whatsoever arising on or prior to the Post-Employment Release Effective Date (as defined below), whether such Claims are known to the Executive Releasors or unknown to them, whether they are vested or contingent, whether they are suspected or unsuspected, and whether they are apparent, concealed, or hidden, arising from the beginning of the world through the Post-Employment Release Effective Date, based on any matter or thing, including, without limitation, Executive’s employment with, or termination from, Eagle International; his other service to, or any type and/or kind of other relationship whatsoever with, any of the Eagle Entities, or the termination of such service or relationship, to the extent such Claims arise under the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 621 et seq., or the Older Workers Benefit Protection Act (“OWBPA”). Executive represents and warrants that no Executive Releasor has filed any Claim arising under the ADEA or the OWBPA against any of the Eagle Releasees before any local, state, federal, or foreign agency, court, or other body. Executive hereby (i) represents and warrants that no Executive Releasor will initiate or cause to be initiated on Executive’s behalf any lawsuit with respect to any Claim arising under the ADEA or the OWBPA and (ii) agrees to pay all costs (including actual attorneys’ fees and expenses and court costs) incurred by any Eagle Releasee in the event that any Executive Releasor institutes any lawsuit against any Eagle Releasee in breach of this Post-Employment Release. For the avoidance of doubt, nothing in this Post-Employment Release shall be read to prevent Executive from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or any other government agency or participating in any EEOC or other agency investigation; provided that Executive may not receive any relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) as a consequence of any charge filed with the EEOC and/or any litigation arising out of an EEOC charge.

2.     In accordance with the ADEA and the OWBPA, Executive understands that his release of Claims in this Post-Employment Release is subject to the following special procedures: Executive may not execute this Post-Employment Release before October 1, 2016, and Executive has twenty-one (21) days from October 1, 2016, to consider the provisions of the Agreement and this Post-Employment Release and execute this Post-Employment Release (the “Post-Employment Release Review Period”). To the extent Executive executes this Post-Employment Release prior to the end of this Post-Employment Release Review Period, Executive hereby knowingly and voluntarily waives the remainder of this twenty-one (21) day period.

3.     By signing below, Executive acknowledges and agrees that he (i) has carefully read and fully understands all of the provisions of this Post-Employment Release; (ii) knowingly and voluntarily agrees to all of the terms and conditions set forth in this Post-Employment Release; (iii) knowingly and voluntarily agrees to be legally bound by this Post-Employment Release; (iv) has been advised to consult with an attorney prior to executing this Post-Employment Release; (v) has full power to release the Claims under Paragraph 1 of this Post-Employment Release; and (vi) has not assigned or otherwise transferred any such Claims to any other individual or entity.

4.     If Executive executes this Post-Employment Release, he acknowledges that he will have seven (7) days from the date he executes this Post-Employment Release to revoke this Post-Employment Release by providing written notice of such revocation to the Company’s outside counsel, Richard J. Rabin, by email (with “read” receipt), facsimile (with proof of successful transmission), or overnight delivery (via UPS or FedEx, with confirmation of delivery as confirmed by such carrier), at the following address: Richard J. Rabin, Akin Gump, Strauss, Hauer, & Feld LLP, One Bryant Park, New York, New York, 10036, (tel.) 212.872.1086, (fax) 212.872.1002, (email) rrabin@akingump.com. If Executive does not revoke this Post-Employment Release within seven (7) days of the date he timely executes it, this Post-Employment Release will become fully binding, effective, enforceable, and irrevocable on the eighth (8th) calendar day after the day Executive executes this Post-Employment Release (the “Post-Employment Release Effective Date”).

5.     For avoidance of doubt, should Executive fail to timely execute this Post-Employment Release as provided in Paragraph 2 of this Post-Employment Release, or should Executive timely revoke this Post-Employment Release after executing it, then (A) the Company’s obligations under Section 2(c)(i)(A), Section 2(c)(i)(B), Section 2(c)(i)(C), and Section 2(c)(i)(D) of the Agreement shall be null and void and of no force or effect, (B) Executive shall instead receive the payment set forth in Section 2(c)(ii) of the Agreement, and (C) the remainder of the Agreement (other than Section 2(c)(i)(A), Section 2(c)(i)(B), Section 2(c)(i)(C), and Section 2(c)(i)(D) of the Agreement) shall remain fully binding, enforceable, and irrevocable. For further avoidance of doubt, should Executive timely execute this Post-Employment Release and not timely revoke it, (X) the Company’s obligations under Section 2(c)(i)(A), Section 2(c)(i)(B), Section 2(c)(i)(C), and Section 2(c)(i)(D) of the Agreement will be in full force and effect, (Y) Eagle International’s obligation under Section 2(c)(ii) shall be null and void and of no force or effect, and (Z) the remainder of the Agreement (other than Section 2(c)(ii) of the Agreement) shall remain fully binding, enforceable, and irrevocable.

6.     This Post-Employment Release shall be part of the Agreement and, on and after the Post-Employment Release Effective Date, may be enforced in accordance with the terms of the Agreement. Executive understands that once the Agreement becomes effective, it will remain effective and irrevocable regardless of whether this Post-Employment Release is executed and/or timely revoked.

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EXECUTIVE MAY NOT EXECUTE THIS POST-EMPLOYMENT

RELEASE BEFORE OCTOBER 1, 2016

Executive hereby confirms his understanding of this Post-Employment Release, and his agreement to its terms, by signing and dating it below:

/s/ Adir Katzav

Adir Katzav

10/17/2016

Date